Exhibit 99.1

NEWS RELEASE

Contact:
Alliance HealthCare Services
Howard Aihara
Executive Vice President
Chief Financial Officer
(949) 242-5300

ALLIANCE HEALTHCARE SERVICES REPORTS THIRD QUARTER 2013 RESULTS

COMPANY PRODUCES SIXTH CONSECUTIVE QUARTER OF ADJUSTED EBITDA GROWTH,
GENERATES STRONG CASH FLOW, CONFIRMS 2013 REVENUE AND ADJUSTED EBITDA GUIDANCE, AND RAISES CHANGE IN NET DEBT GUIDANCE

NEWPORT BEACH, CA-November 6, 2013-Alliance HealthCare Services, Inc. (NASDAQ:AIQ) (the “Company” or “Alliance”), a leading national provider of outpatient diagnostic imaging and radiation therapy services, announced results for the third quarter ended September 30, 2013.

Third Quarter 2013 Highlights

•	Adjusted EBITDA increased by 3% over the prior year, representing the sixth consecutive quarter of organic Adjusted EBITDA growth (1)

•	Same store volume growth was 1.2% for MRI and 1.6% for PET/CT in the third quarter of 2013 compared to the third quarter of 2012

•
Alliance generated net income per share of $0.41, after excluding loss on extinguishment of debt, impairment charges, restructuring and transaction costs, and differences in the GAAP income tax rate compared to our historical income tax rate. Earnings per share in accordance with GAAP was ($0.19) per share.

•	Continued to generate strong cash flow, with $43.3 million reduction in net debt in the last twelve month period (2)

•
Raised incremental term loan proceeds of $70.0 million in October 2013 which allows the Company to redeem the remaining balance on the 8% senior notes. The transaction will save the Company an additional $5 million annually in cash interest expense beginning in December 2013.

•	Tom Tomlinson assumed role as Chief Executive Officer, President and Director on October 1, 2013.

(1)	Excludes $2 million impact of rent expense related to the equipment sale/leaseback entered into in November 2012 and $2.2 million in income related to third quarter 2012 MOS legal settlement.

(2)	After $11.2 million adjustment for fees paid in connection with debt refinancing and proceeds related to the sale/leaseback transaction

“I am pleased to be joining the company at a time when we are consistently reporting solid results. I want to thank our dedicated team that is helping to transform our business every day and executing against our long-term strategic initiatives. We expect to increasingly benefit from our performance driven culture, as we continue to focus on identifying both operational efficiencies and revenue expansion opportunities. In fact, we were able to achieve a sixth consecutive quarter of adjusted EBITDA growth, which is a testament to our dedication to managing the business efficiently in a rapidly evolving marketplace,” stated Tom Tomlinson, Chief Executive Officer and President.

“Looking forward, we are focused on finding additional ways to become indispensable to our more than 1,000 hospital partners, and have significant opportunities in front of us to help our customers improve how they operate their radiology and oncology service lines. We believe we are uniquely positioned to capitalize on the ongoing trends in the healthcare space given our 30 year track record of aligning with hospital partners, and look forward to driving meaningful value creation for our stakeholders over the long-term.”

Third Quarter 2013 Financial Results

Revenue for the third quarter of 2013 was $113.4 million compared to $116.0 million in the third quarter of 2012. This $2.6 million decrease in revenue was driven primarily by the strategic reduction of our customer base in 2012. After this strategic reduction of our customer base, third quarter of 2013 revenue was almost neutral compared to a year ago.

Alliance's Adjusted EBITDA (as defined below) decreased 7.5% to $38.6 million in the third quarter of 2013 from $41.7 million in the third quarter of 2012. Excluding $2.0 million of rent expense from the sale/leaseback transaction completed in November 2012 and a one-time gain on a cash legal settlement of $2.2 million received in the third quarter of 2012, Adjusted EBITDA would have increased by 2.7% to $40.6 million in the third quarter of 2013 from $39.5 million in the third quarter of 2012.

Alliance's net loss, computed in accordance with generally accepted accounting principles (“GAAP”), totaled ($2.1) million in the third quarter of 2013 and ($1.2) million in the third quarter of 2012.

Net loss per share on a diluted basis, computed in accordance with GAAP, was ($0.19) per share in the third quarter of 2013 compared to ($0.12) per share in the third quarter of 2012. In the third quarter of 2013, net loss per share on a diluted basis was impacted by ($0.60) due to loss on extinguishment of debt, impairment of intangible assets for a strategically closed center in our imaging division, restructuring charges, transaction costs and differences in the GAAP income tax rate compared to our historical income tax rate. In the third quarter of 2012, net loss per share on a diluted basis was impacted by ($0.12) in the aggregate due to restructuring charges, mergers and acquisitions transaction costs and differences in the GAAP income tax rate from our historical income tax rate.

Cash flows provided by operating activities totaled $32.6 million in the third quarter of 2013 compared to $37.3 million in the third quarter of 2012. In the third quarter of 2013, capital expenditures were $8.7 million compared to $6.6 million in the third quarter of 2012. Alliance will continue to allocate resources through targeted investments designed to support and move forward the long-term goals of the business.

Alliance's net debt, defined as total long-term debt (including current maturities) less cash and cash equivalents, decreased $21.3 million to $497.4 million at September 30, 2013 from $518.7 million at December 31, 2012. Cash and cash equivalents were $49.1 million at September 30, 2013 and $40.0 million at December 31, 2012. As a result of the Company’s successful term loan refinancing in June 2013, the Company’s net debt was increased by $12.4 million related to fees and expenses incurred and $3.2 million due to the change in the unamortized discount on the old and new term loans. The Company's net debt, as defined above, divided by the last twelve months Consolidated Adjusted EBITDA was 3.36x for the twelve month period ended September 30, 2013 compared to 3.58x for the twelve month period ended a year ago. The Company's total debt, as defined above, divided by the last twelve months Consolidated Adjusted EBITDA was 3.70x for the twelve month period ended September 30, 2013 compared to 4.09x for the twelve month period ended a year ago.

“Our ability to raise $70 million of incremental borrowings under our existing senior secured term loan highlights the ongoing improvement in our business performance and the increasing strength of our balance sheet. The financing represents another positive step in our ongoing effort to maximize the efficiency of our capital structure, while providing the flexibility and cash flow necessary to execute upon our strategic initiatives, including ongoing reduction of our debt. In fact, as a result of our strong free cash flow generation, we have paid down $139 million of debt and consistently lowered our total leverage and net leverage ratios over the past eight quarters.” stated Howard K. Aihara, Executive Vice President and Chief Financial Officer.

Full Year 2013 Guidance

Alliance is confirming its full year 2013 guidance ranges as follows:

	Revised	Updated
	Guidance	Guidance
	Ranges	Ranges	Difference
	(dollars in millions)	(dollars in millions)	(dollars in millions)
Revenue	$450 - $475	$450 - $475	Unchanged
Adjusted EBITDA	$140 - $160	$140 - $160	Unchanged
Capital expenditures	$45 - $55	$30 - $40	$15 - $15
Decrease in long-term debt, net of the change in cash and cash equivalents (before investments in acquisitions)	$32 - $42	$42 - $52	$10 - $10

Third Quarter 2013 Earnings Conference Call

Investors and all others are invited to listen to a conference call discussing second quarter 2013 results. The conference call is scheduled for Thursday, November 7, 2013 at 8:30 a.m. Eastern Time. The call will be broadcast live on the Internet and can be accessed by visiting the Company's website at www.alliancehealthcareservices-us.com. Click on Audio Presentations in the Investors section of the website to access the link.

The conference call can be accessed at (877) 638-4550 or (973) 582-2737. Interested parties should call at least five minutes prior to the call to register. A telephone replay will be available until December 7, 2013. The telephone replay can be accessed by calling (855) 859-2056 or (404) 537-3406. The conference call identification number is 88267236.

Definition of Adjusted EBITDA

Adjusted EBITDA, as defined by the Company’s management, represents net income (loss) under generally accepted accounting principles in the United States, or "GAAP," before: interest expense, net of interest income; income taxes; depreciation expense; amortization expense; net income (loss) attributable to noncontrolling interests; non-cash share-based compensation; severance and related costs; restructuring charges; fees and expenses related to acquisitions; costs related to debt financing; non-cash impairment charges; and other non-cash charges included in other (income) expense, net, which includes non-cash losses on sales of equipment. Adjusted EBITDA is not a measure of financial performance under GAAP. For a more detailed discussion of Adjusted EBITDA and reconciliation to net income (loss), see the section entitled “Adjusted EBITDA” included in the tables following this release.

About Alliance HealthCare Services

Alliance HealthCare Services is a leading national provider of advanced outpatient diagnostic imaging and radiation therapy services based upon annual revenue and number of systems deployed.  Alliance focuses on MRI, PET/CT and CT through its Imaging division and radiation therapy through its Oncology division. With approximately 1,800 team members committed to providing exceptional patient care and exceeding customer expectations, Alliance provides quality clinical services for over 1,000 hospitals and other healthcare partners in 44 states.

Alliance operates 487 diagnostic imaging and radiation therapy systems. The Company is the nation's largest provider of advanced diagnostic mobile imaging services and one of the leading operators of fixed-site imaging centers, with 127 locations across the country. Alliance also operates 28 radiation therapy centers, including 17 dedicated stereotactic radiosurgery facilities, many of which are operated in conjunction with local community hospital partners, providing treatment and care for cancer patients. With 17 stereotactic radiosurgery facilities in operation, Alliance is among the leading providers of stereotactic radiosurgery nationwide.
hospital partners, providing treatment and care for cancer patients. With 17 stereotactic radiosurgery facilities in operation, Alliance is among the leading providers of stereotactic radiosurgery nationwide.

Forward-Looking Statements

This press release contains forward-looking statements relating to future events, including statements related to the Company’s cost savings plan and long-term growth, including its efforts to stabilize and grow the Imaging Division, expand the Radiation Oncology Division, divest or reduce the scope of the professional radiology services business, manage its portfolio, and increase operational efficiency and cost savings; the ability of the Company’s focus on hospital customers to drive growth; the Company’s ability to grow revenue in the future; the Company’s ability to make investments that support and move forward the Company’s long-term business goals, the Company’s ability to continue to pay down debt and reduce its total leverage ratio; the Company’s expectations with respect to customer retention and new sales and their impact on 2013 results; and the Company’s Full Year 2013 Guidance, including its forecasts of revenue, Adjusted EBITDA, capital expenditures, decrease in long-term debt and the opening of new fixed-site imaging and radiation therapy centers.

In this context, forward-looking statements often address the Company’s expected future business and financial results and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks” or “will.” Forward-looking statements by their nature address matters that are uncertain and subject to risks. Such uncertainties and risks include: changes in financial results and guidance in the event of a restatement or review of the Company’s financial statements; the nature, timing and amount of any such restatement or other adjustments; the Company’s ability to make timely filings of its required periodic reports under the Securities Exchange Act of 1934; issues relating to the Company’s ability to maintain effective internal control over financial reporting and disclosure controls and procedures; the Company’s high degree of leverage and its ability to service its debt; factors affecting the Company’s leverage, including interest rates; the risk that the counterparties to the Company’s interest rate swap agreements fail to satisfy their obligations under these agreements; the Company’s ability to obtain financing; the effect of operating and financial restrictions in the Company’s debt instruments; the accuracy of the Company’s estimates regarding its capital requirements; the effect of intense levels of competition in the Company’s industry; changes in the methods of third party reimbursements for diagnostic imaging and radiation oncology services; fluctuations or unpredictability of the Company’s revenues, including as a result of seasonality; changes in the healthcare regulatory environment; the Company’s ability to keep pace with technological developments within its industry; the growth or lack thereof in the market for imaging, radiation oncology and other services; the disruptive effect of hurricanes and other natural disasters; adverse changes in general domestic and worldwide economic conditions and instability and disruption of credit markets; difficulties the Company may face in connection with recent, pending or future acquisitions, including unexpected costs or liabilities resulting from the acquisitions, diversion of management’s attention from the operation of the Company’s business, and risks associated with integration of the acquisitions; and other risks and uncertainties identified in the Risk Factors section of the Company’s Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission (the “SEC”), as may be modified or supplemented by our subsequent filings with the SEC. These uncertainties may cause actual future results or outcomes to differ materially from those expressed in the Company’s forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake to update its forward-looking statements except as required under the federal securities laws.

ALLIANCE HEALTHCARE SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME (LOSS)
(Unaudited)
(in thousands, except per share amounts)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2012	2013	2012	2013
Revenues	$116,013	$113,375	$357,430	$338,175
Costs and expenses:
Cost of revenues, excluding depreciation and amortization	60,541	59,701	190,561	180,434
Selling, general and administrative expenses	16,329	19,229	55,242	58,571
Transaction costs	249	7	512	87
Severance and related costs	209	660	1,510	1,306
Impairment charges	—	4,529	—	9,396
Loss on extinguishment of debt	—	5,132	—	22,201
Depreciation expense	20,568	16,965	62,706	49,803
Amortization expense	3,989	2,151	11,995	8,856
Interest expense and other, net	13,702	8,156	41,069	31,481
Other (income) and expense, net	(51)	(748)	1,311	(2,035)
Total costs and expenses	115,536	115,782	364,906	360,100
Income (loss) before income taxes, earnings from unconsolidated investees, and noncontrolling interest	477	(2,407)	(7,476)	(21,925)
Income tax expense (benefit)	409	(2,392)	(4,660)	(9,725)
Earnings from unconsolidated investees	(1,172)	(1,347)	(3,411)	(4,489)
Net income (loss)	1,240	1,332	595	(7,711)
Less: Net income attributable to noncontrolling interest	(2,483)	(3,402)	(7,461)	(9,741)
Net loss attributable to Alliance HealthCare Services, Inc.	$(1,243)	$(2,070)	$(6,866)	$(17,452)
Comprehensive income (loss), net of taxes:
Net loss attributable to Alliance HealthCare Services, Inc.	$(1,243)	$(2,070)	$(6,866)	$(17,452)
Unrealized loss on hedging transactions, net of taxes	(245)	(154)	(153)	(426)
Comprehensive loss, net of taxes:	$(1,488)	$(2,224)	$(7,019)	$(17,878)
Loss per common share attributable to Alliance HealthCare Services, Inc.:
Basic	$(0.12)	$(0.19)	$(0.65)	$(1.64)
Diluted	$(0.12)	$(0.19)	$(0.65)	$(1.64)
Weighted-average number of shares of common stock and common stock equivalents:
Basic	10,609	10,639	10,635	10,632
Diluted	10,609	10,639	10,635	10,632

ALLIANCE HEALTHCARE SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31, 2012	September 30, 2013
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$39,977	$49,069
Accounts receivable, net of allowance for doubtful accounts	62,320	63,524
Deferred income taxes	17,364	17,364
Prepaid expenses	5,078	7,139
Other receivables	3,898	2,454
Total current assets	128,637	139,550
Equipment, at cost	827,162	817,922
Less accumulated depreciation	(618,601)	(639,256)
Equipment, net	208,561	178,666
Goodwill	56,493	56,975
Other intangible assets, net	126,931	109,109
Deferred financing costs, net	16,497	10,033
Other assets	23,022	21,300
Total assets	$560,141	$515,633
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$15,993	$15,663
Accrued compensation and related expenses	22,481	18,334
Accrued interest payable	5,081	4,970
Other accrued liabilities	26,835	23,726
Current portion of long-term debt	13,145	15,552
Total current liabilities	83,535	78,245
Long-term debt, net of current portion	357,056	430,370
Senior notes	188,434	100,533
Other liabilities	4,314	4,950
Deferred income taxes	43,095	32,904
Total liabilities	676,434	647,002
Commitments and contingencies (Note 12)
Stockholders’ deficit:
Common stock	524	524
Treasury stock	(2,877)	(2,877)
Additional paid-in capital	21,507	22,945
Accumulated comprehensive loss	(716)	(290)
Accumulated deficit	(183,226)	(200,678)
Total stockholders’ deficit attributable to Alliance HealthCare Services, Inc.	(164,788)	(180,376)
Noncontrolling interest	48,495	49,007
Total stockholders’ deficit	(116,293)	(131,369)
Total liabilities and stockholders’ deficit	$560,141	$515,633

ALLIANCE HEALTHCARE SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Nine Months Ended
	September 30,
Operating activities:	2012	2013
Net income (loss)	$595	$(7,711)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for doubtful accounts	2,222	2,233
Share-based payment	199	1,036
Depreciation and amortization	74,701	58,659
Amortization of deferred financing costs	2,922	2,559
Accretion of discount on long-term debt	1,271	890
Adjustment of derivatives to fair value	(48)	587
Distributions more (less) than undistributed earnings from investees	31	(81)
Deferred income taxes	(4,873)	(10,370)
Loss (gain) on sale of assets	1,312	(1,582)
Loss on extinguishment of debt	—	22,201
Impairment charges	—	9,396
Changes in operating assets and liabilities, net of the effects of acquisitions:
Accounts receivable	673	(3,437)
Prepaid expenses	1,509	(2,061)
Other receivables	144	1,444
Other assets	(207)	157
Accounts payable	(4,116)	(1,375)
Accrued compensation and related expenses	265	(4,147)
Accrued interest payable	3,472	(111)
Income taxes payable	10	—
Other accrued liabilities	28	(3,168)
Net cash provided by operating activities	80,110	65,119
Investing activities:
Equipment purchases	(16,540)	(19,096)
(Increase) decrease in deposits on equipment	(11,449)	675
Decrease (increase) in cash in escrow	2,368	(496)
Proceeds from sale of assets	7,626	3,083
Net cash used in investing activities	(17,995)	(15,834)
Financing activities:
Principal payments on equipment debt	(10,329)	(10,819)
Proceeds from equipment debt	1,654	4,845
Proceeds from term loan facility	—	417,900
Principal payments on term loan facility	(9,000)	(341,485)
Principal payments on senior subordinated notes	—	(88,772)
Payments of debt issuance costs	(250)	(13,035)
Payments of contingent consideration	(1,605)	—
Noncontrolling interest in subsidiaries	(7,559)	(9,229)
Proceeds from shared-based payment arrangements	—	402
Purchase of treasury stock	(44)	—
Net cash used in financing activities	(27,133)	(40,193)
Net increase in cash and cash equivalents	34,982	9,092
Cash and cash equivalents, beginning of period	44,190	39,977
Cash and cash equivalents, end of period	$79,172	$49,069

ALLIANCE HEALTHCARE SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
(Unaudited)
(in thousands)

	Nine Months Ended
	September 30,
	2012	2013
Supplemental disclosure of cash flow information:
Interest paid	$32,715	$25,661
Income taxes paid, net of refunds	701	2,115
Supplemental disclosure of non-cash investing and financing activities:
Net book value of assets exchanged	$4,794	$5
Credits related to prior year trade-ins utilized for current year equipment purchases	—	741
Capital lease obligations related to the purchase of equipment	4,017	—
Comprehensive loss from hedging transactions, net of taxes	(153)	(426)
Equipment purchases in accounts payable	254	1,327
Contingent consideration for acquisitions	308	—
Noncontrolling interest disposed in connection with acquisitions (Note 2)	(1,254)	—

ALLIANCE HEALTHCARE SERVICES, INC.
ADJUSTED EBITDA
(in thousands)

Adjusted EBITDA, as defined by the Company’s management, represents GAAP net income (loss) before: interest expense, net of interest income; income taxes; depreciation expense; amortization expense; net income (loss) attributable to noncontrolling interests; non-cash share-based compensation; severance and related costs; restructuring charges; fees and expenses related to acquisitions, costs related to debt financing, non-cash impairment charges, and other non-cash charges included in other (income) expense, net, which includes non-cash losses on sales of equipment. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles in the United States, or “GAAP.”

Management uses Adjusted EBITDA, and believes it is a useful measure for investors, for a variety of reasons. Management regularly communicates its Adjusted EBITDA results and management’s interpretation of such results to its board of directors. Management also compares the Company’s Adjusted EBITDA performance against internal targets as a key factor in determining cash incentive compensation for executives and other employees, largely because management feels that this measure is indicative of how our diagnostic imaging and radiation oncology businesses are performing and are being managed. The diagnostic imaging and radiation oncology industry continues to experience significant consolidation. These activities have led to significant charges to earnings, such as those resulting from acquisition costs, and to significant variations among companies with respect to capital structures and cost of capital (which affect interest expense) and differences in taxation and book depreciation of facilities and equipment (which affect relative depreciation expense), including significant differences in the depreciable lives of similar assets among various companies. In addition, management believes that because of the variety of equity awards used by companies, the varying methodologies for determining non-cash share-based compensation expense among companies and from period to period, and the subjective assumptions involved in that determination, excluding non-cash share-based compensation from Adjusted EBITDA enhances company-to-company comparisons over multiple fiscal periods and enhances the Company’s ability to analyze the performance of its diagnostic imaging and radiation oncology businesses.

Adjusted EBITDA may not be directly comparable to similarly titled measures reported by other companies. In addition, Adjusted EBITDA has other limitations as an analytical financial measure. These limitations include the fact that Adjusted EBITDA is calculated before recurring cash charges including interest expense, income taxes and severance costs, and is not adjusted for capital expenditures, the replacement cost of assets or other recurring cash requirements of the Company’s business. Adjusted EBITDA also does not reflect any cost for equity awards to employees and does not exclude income attributable to noncontrolling interests. In the future, the Company expects that it may incur expenses similar to the excluded items discussed above. Accordingly, the exclusion of these and other similar items in the Company’s non-GAAP presentation should not be interpreted as implying that these items are non-recurring, infrequent or unusual. Management compensates for the limitations of using Adjusted EBITDA as an analytical measure by relying on the Company’s GAAP results to evaluate its operating performance and by considering independently the economic effects of the items that are or are not reflected in Adjusted EBITDA. Management also compensates for these limitations by providing GAAP-based disclosures concerning the excluded items in the Company’s financial disclosures. As a result of these limitations, however, Adjusted EBITDA should not be considered as an alternative to net income (loss), as calculated in accordance with GAAP, or as an alternative to any other GAAP measure of operating performance.

The reconciliation from net loss to Adjusted EBITDA is shown below:

	Three Months		Nine Months		Twelve Months
	Ended September 30,		Ended September 30,		Ended September 30,
	2012	2013	2012	2013	2013
Net loss attributable to Alliance HealthCare Services, Inc.	$(1,243)	$(2,070)	$(6,866)	$(17,452)	$(22,524)
Income tax expense (benefit)	409	(2,392)	(4,660)	(9,725)	(11,775)
Interest expense and other, net	13,702	8,156	41,069	31,481	44,513
Amortization expense	3,989	2,151	11,995	8,856	12,722
Depreciation expense	20,568	16,965	62,706	49,803	66,430
Share-based payment (included in selling, general and administrative expenses)	157	301	193	1,036	1,567
Noncontrolling interest in subsidiaries	2,483	3,402	7,461	9,741	13,055
Restructuring charges (Note 2)	1,020	1,809	4,015	5,172	7,872
Transaction costs	(58)	7	321	87	260
Impairment charges	—	4,529	—	9,396	9,396
Loss on extinguishment of debt	—	5,132	—	22,201	22,201
Other non-recurring charges (included in selling, general and administrative expenses	—	514	—	1,464	1,712
Other non-cash charges (included in other income and expense, net)	642	52	2,601	242	2,434
Total segment income	$41,669	$38,556	$118,835	$112,302	$147,863

The leverage ratio calculations for the 12 months ended September 30, 2013 is shown below:

Consolidated
Total debt	$546,455
Less: Cash and cash equivalents	(49,069)
Net debt	497,386
Last 12 months Adjusted EBITDA	147,863
Total leverage ratio	3.70x
Net leverage ratio	3.36x

The reconciliation from net loss to Adjusted EBITDA for the 2013 guidance range is shown below (in millions):

	2013 Full Year
	Guidance Range
Net loss	$(20)	$(12)
Income tax benefit	(15)	(9)
Depreciation expense; amortization expense; interest expense and other, net; noncontrolling interest in subsidiaries; share-based payment, loss on extinguishment of debt and other expenses.	175	181
Adjusted EBITDA	$140	$160

ALLIANCE HEALTHCARE SERVICES, INC.
SELECTED STATISTICAL INFORMATION

	Third Quarter Ended
	September 30,
	2012	2013
MRI
Average number of total systems	$264.2	$255
Average number of scan-based systems	219.2	213.4
Scans per system per day (scan-based systems)	8.61	8.49
Total number of scan-based MRI scans	123,808	120,185
Price per scan	$360.06	$349.29

Scan-based MRI revenue (in millions)	$44.6	$42.0
Non-scan based MRI revenue (in millions)	4.5	5.0
Total MRI revenue (in millions)	$49.1	$47.0
PET and PET/CT
Average number of systems	114.2	112.8
Scans per system per day	5.64	5.58
Total number of PET and PET/CT scans	38,611	37,244
Price per scan	$954	$944

Total PET and PET/CT revenue (in millions)	$37.7	$36.1
Radiation oncology
Linear accelerator treatments	20,349	17,194
Cyberknife patients	572	662

Total radiation oncology revenue (in millions)	$20.0	$19.7
Revenue breakdown (in millions)
Total MRI revenue	$49.1	$47
PET and PET/CT revenue	37.7	36.1
Radiation oncology revenue	20	19.7
Other modalities and other revenue	9.2	10.6
Total revenues	$116.0	$113.4

Total fixed-site revenue (in millions)	2012	2013
Third quarter ended September 30	$30.2	$28.6

ALLIANCE HEALTHCARE SERVICES, INC.
SELECTED STATISTICAL INFORMATION
IMAGING DIVISION SAME STORE VOLUME

The Company utilizes the imaging division same store volume growth as a historical statistical measure of the MRI and PET/CT imaging procedure growth at its hospital customers in a specified period on a year-over-year basis. The imaging division same store volume growth is calculated by comparing the cumulative scan volume at all hospital locations and other healthcare services providers in the current year quarter to the same quarter in the prior year. The group of customers whose volume is included in the scan volume totals is those that received service from Alliance for the full quarter in each of the comparison years. A positive percentage represents growth over the prior year quarter and a negative percentage represents a decline over the prior year period. Alliance measures each of its major imaging modalities, MRI and PET/CT separately.

The imaging division same store volume growth/(decline) for the last three calendar quarters ended September 30, 2013 is as follows:

	Same Store Volume
	MRI	PET/CT
2013
First Quarter	(5.2)%	(1.9)%
Second Quarter	—%	0.8%
Third Quarter	1.2%	1.6%